Exhibit 10.20

August 31, 2020

Dan Spiegelman

Re:	Member of the Board of Directors of Spruce Biosciences, Inc.

Dear Dan:

It is my sincere pleasure, on behalf of Spruce Biosciences, Inc. (“Spruce”), to offer you a position as a member of the Board of Directors (the “Board”) of Spruce, contingent and effective upon your formal acceptance of this offer, which shall be evidenced by you signing below, and Spruce’s receipt of the requisite corporate approvals of your appointment (expected on or about September 2, 2020). In connection with your appointment to the Board, we anticipate that you will also be appointed as a member and Chair of the Board’s Audit Committee.

As compensation for your service as a member of the Board, you will be granted a nonstatutory stock option to purchase 225,000 shares of Spruce’s common stock. The stock option will have an exercise price equal to the fair market value of Spruce’s common stock on the date of grant, as determined by the Board, and will vest monthly over the three-year period following the date of grant. In addition, following the completion of Spruce’s anticipated initial public offering (the “IPO”), you will be entitled to the annual cash compensation and equity grants provided to the non-employee directors of Spruce pursuant to and in accordance with Spruce’s non-employee director compensation policy (expected to be approved by the Board on or about September 9, 2020). For clarity, you would not receive an initial stock option grant under such policy upon the completion of the IPO.

Upon your appointment to the Board, Spruce will separately provide you with its standard form of director indemnification agreement. Spruce will also reimburse any reasonable expenses (including reasonable travel expenses) incurred by you in your service to Spruce as a director.

If the terms of this letter are acceptable to you and you agree to serve as a member of the Board, please sign and date this letter below and return it to us, retaining a copy for your records.

Very truly yours,

/s/ Richard King
Richard King
Chief Executive Officer
Spruce Biosciences, Inc.

Accepted and agreed:

/s/ Dan Spiegelman

Dan Spiegelman

Date: September 1, 2020